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HERITAGE FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2011

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 10:30 a.m., local time, on Wednesday, May 4, 2011 at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our progress during the past year and address your questions and comments.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope, or follow the instructions on the proxy card to vote by phone or on the Internet, as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely,

Brian L. Vance
President and Chief Executive Officer

HERITAGE FINANCIAL CORPORATION

201 FIFTH AVENUE S.W.

OLYMPIA, WASHINGTON 98501

(360) 943-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2011

Notice is hereby given that the annual meeting of shareholders of Heritage Financial Corporation will be held at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington, on May 4, 2011 at 10:30 a.m., local time. A proxy card and a Proxy Statement for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and voting on the following proposals:

Proposal 1.	Election of three directors of Heritage Financial Corporation for three-year terms;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement;

Proposal 3.	An advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one, two or three years;

Proposal 4.	Ratification of the appointment of KPMG LLP as Heritage Financial Corporation’s independent registered public accounting firm for the year ending December 31, 2011;

Proposal 5.	Amendment of the Articles of Incorporation to eliminate staggered terms for directors and require the annual election of all directors; and

Proposal 6.	A shareholder proposal, if properly presented at the annual meeting, to require that directors be elected by a majority vote.

Shareholders also will transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 7, 2011 as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof. To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and returning your enclosed proxy card, which is solicited on behalf of the Board of Directors, or submit your proxy by following the instructions for voting by phone or on the Internet. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

Kaylene M. Lahn
Secretary

Olympia, Washington

March 18, 2011

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the annual meeting. A pre-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

201 FIFTH AVENUE S.W.

OLYMPIA, WASHINGTON 98501

(360) 943-1500

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2011

The Board of Directors of Heritage Financial Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about March 18, 2011.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiaries, Heritage Bank and Central Valley Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references mean Heritage Financial Corporation and its consolidated subsidiaries and all references to Heritage Financial Corporation means Heritage Financial Corporation excluding its subsidiaries, in each case unless otherwise expressly stated or the context requires otherwise.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:    May 4, 2011

Time:   10:30 a.m., local time

Place:   Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors of Heritage Financial Corporation for three-year terms;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement;

Proposal 3.	An advisory (non-binding) vote on whether an advisory vote on executive compensation should be held every one, two or three years;

Proposal 4.	Ratification of the appointment of KPMG LLP as Heritage Financial Corporation’s independent registered public accounting firm for the year ending December 31, 2011;

Proposal 5.	Amendment of the Articles of Incorporation to eliminate staggered terms for directors and require the annual election of all directors; and

Proposal 6.	A shareholder proposal, if properly presented at the annual meeting, to require that directors be elected by a majority vote.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2011

Our Proxy Statement and Annual Report to Shareholders are available at www.hf-wa.com/proxy. The following materials are available for review:

•	Proxy Statement;

•	Proxy Card;

•	Annual Report to Shareholders; and

•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on March 7, 2011, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own. On March 7, 2011, there were 15,663,907 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card. Shares of Heritage common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of our executive compensation as disclosed in this Proxy Statement, FOR holding an advisory vote on executive compensation every year, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011, FOR the amendment of the Articles of Incorporation to eliminate staggered terms for directors and AGAINST the shareholder proposal to require that directors be elected by majority vote. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposals to elect directors, the advisory votes on executive compensation, and the frequency of shareholder votes on executive compensation, and the shareholder proposal regarding majority voting in the election of directors are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the 401(k) Employee Stock Ownership Plan Be Voted?

We maintain a 401(k) employee stock ownership plan (“KSOP”) which owned 2.25% of Heritage’s common stock as of the record date. Our employees participate in the KSOP. Each KSOP participant may instruct the trustee of the plan how to vote the shares of Heritage common stock allocated to his or her account under the KSOP by completing a vote authorization form. If a KSOP participant properly executes a vote authorization form, the KSOP trustee will vote the participant’s shares in accordance with the participant’s instructions. Unallocated shares of Heritage common stock held by the KSOP will be voted by the trustee. Allocated shares for which proper voting instructions are not received will be not voted by the trustee as required by the KSOP. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, from KSOP participants must be received by the transfer agent on or before April 29, 2011.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of the majority of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation

The advisory (non-binding) vote regarding the frequency of shareholder votes on executive compensation has three alternatives. Shareholders may vote that shareholder votes on executive compensation be held every year, every two years or every three years, or shareholders may abstain from voting. The alternative receiving the greatest number of votes—every year, every two years or every three years—will be the frequency that shareholders approve. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote because the alternative receiving the greatest number of votes will be the frequency that shareholders approve. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution that shareholders should consider an advisory resolution on executive compensation every year.

Vote Required to Approve Proposal 4: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011, requires the affirmative vote of the majority of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Vote Required to Approve Proposal 5: Proposed Amendment to the Articles of Incorporation to Eliminate Staggered Terms for Directors

The approval of the proposed amendment to the Articles of Incorporation to eliminate staggered terms for directors and require the annual election of all directors requires the affirmative vote of a 66 2/3% of the outstanding shares entitled to vote at the annual meeting by holders of Heritage common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the amendment to the Articles of Incorporation to eliminate classified terms for the Board of Directors.

Vote Required to Approve Proposal 6: Shareholder Proposal to Require that Directors Be Elected by a Majority Vote

This proposal requires the affirmative vote of the majority of shares cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote AGAINST the proposal to require that directors be elected by the affirmative vote of a majority of the votes cast at an annual meeting of shareholders.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Heritage in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 7, 2011, information regarding share ownership of:

•

those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;

•	each director and director nominee of Heritage;

•	each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Heritage as a group.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934. To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 7, 2011, there were 15,663,907 shares of Heritage common stock outstanding.

Name	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Beneficial Owners of More Than 5%
Wellington Management Company, LLP (1)	1,231,750	7.86%
75 State Street Boston Massachusetts 02108

Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. (2)	822,278	5.25%
20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606

Directors
Brian S. Charneski (3)	35,032	*
Gary B. Christensen (4)	64,727	*
John A. Clees (5)	90,464	*
Kimberly T. Ellwanger (6)	12,737	*
Peter N. Fluetsch (7)	42,242	*
Daryl D. Jensen (8)	178,409	1.14%
Jeffrey S. Lyon (9)	34,930	*
Donald V. Rhodes (10)	358,251	2.29%
Philip S. Weigand (11)	137,198	*

Named Executive Officers
Brian L. Vance (12)	178,352	1.14%
Jeffrey J. Deuel (13)	19,115	*
Gregory D. Patjens (14)	42,024	*
Donald J. Hinson (15)	15,346	*
D. Michael Broadhead (16)	65,820	*
David A. Spurling (17)	30,945	*
Directors and Executive Officers of Heritage as a group (15 persons)	1,305,592	8.34%

*	Less than one percent of shares outstanding.
(1)	According to a Schedule 13G filed with the SEC on February 14, 2011, Wellington Management Company, LLP has shared voting power over 1,223,250 shares and shared dispositive power over 1,231,750 shares.
(2)	According to a Schedule 13G filed with the SEC on February 14, 2011, Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. have sole voting and dispositive power over 231,500 shares, 295,700 shares and 295,078 shares, respectively. Charles J. Moore has been the manager of these funds since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities reported.
(3)	Includes 8,125 shares issuable upon exercise of options, 18,375 shares held jointly with his spouse, 3,675 shares owned by an entity controlled by Mr. Charneski and 420 shares held in trust.

(4)	Includes 9,515 shares issuable upon exercise of options, 33,904 shares held jointly with his spouse and 21,000 shares owned by entities controlled by Mr. Christensen.
(5)	Includes 7,075 shares issuable upon exercise of options, 1,050 shares owned solely by his spouse and 2,500 shares owned solely by his adult daughter (as to which he has a power of attorney).
(6)	Includes 5,500 shares issuable upon exercise of options and 7,000 shares held jointly with her spouse.
(7)	Includes 5,525 shares issuable upon exercise of options and 36,480 shares held jointly with his spouse.
(8)	Includes 10,565 shares issuable upon exercise of options and 39,088 shares held in trust.
(9)	Includes 8,125 shares issuable upon exercise of options and 3,150 shares held as custodian for a minor.
(10)	Includes 8,516 shares issuable upon exercise of options and 22,151 vested shares in the KSOP.
(11)	Includes 8,125 shares issuable upon exercise of options, 15,960 shares held solely by his spouse and 49,920 shares held jointly with his spouse.
(12)	Mr. Vance is also a director. Includes 36,750 shares issuable upon exercise of options, 75,694 shares held jointly with his spouse, 315 shares held by children and 16,517 vested shares in the KSOP.
(13)	Includes 6,666 shares issuable upon exercise of options and 116 vested shares in the KSOP.
(14)	Includes 11,415 shares issuable upon exercise of options and 6,823 vested shares in the KSOP.
(15)	Includes 5,040 shares issuable upon exercise of options and 1,316 vested shares in the KSOP.
(16)	Includes 16,900 shares issuable upon exercise of options and 7,842 vested shares in the KSOP.
(17)	Includes 10,615 shares issuable upon exercise of options and 4,169 vested shares in the KSOP.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members and is divided into three classes. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. The table below sets forth information regarding each director of Heritage and each nominee for director, including his or her age, position and term of office. The Board Governance and Nominating Committee of the Board of Directors selects nominees for election as directors. Current Directors Daryl D. Jensen, Jeffrey S. Lyon and Donald V. Rhodes have been nominated for election at this year’s annual meeting to serve terms of three years ending at Heritage’s annual meeting of shareholders for 2014, or when their respective successors have been duly elected and qualified. The terms of Directors Jensen, Lyon and Rhodes ending in the year 2014 would not be affected if Proposal 5 to amend Heritage’s Articles of Incorporation to eliminate staggered terms for directors is adopted.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote FOR the election of Messrs. Jensen, Lyon and Rhodes.

Name	Age (1)	Position(s) Held with Heritage	Director Since	Term to Expire

Nominees
Daryl D. Jensen	71	Director	1985	2014	(2)
Jeffrey S. Lyon	58	Director	2000	2014	(2)
Donald V. Rhodes	74	Chairman	1989	2014	(2)

Directors Continuing in Office
Gary B. Christensen	62	Director	2005	2012
John A. Clees	63	Director	2005	2012
Kimberly T. Ellwanger	51	Director	2006	2012
Philip S. Weigand	73	Director	1985	2012
Brian S. Charneski	49	Director	2000	2013
Peter N. Fluetsch	73	Director	1999	2013
Brian L. Vance	56	Director, President and Chief Executive Officer	2002	2013

(1)	As of December 31, 2010.
(2)	Assuming re-election.

Business Experience of Directors

The business experience of each director of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that makes the director uniquely qualified to serve as a director is set forth below. All nominees and directors have held their present positions for at least five years unless otherwise indicated.

Daryl D. Jensen served as President of Sunset Life Insurance Company of America from 1973 until his retirement in 1999. He came out of retirement and served as the Chief Financial Officer of Western Institutional Review Board, located in Olympia, Washington, from 2001 until 2010. He serves as a director of Kansas City Life Insurance Company, and is a member of its Audit Committee and Chairman of its Compensation Committee. Mr. Jensen is also a director of Panorama Corporation, a large retirement community located in Lacey, Washington. Mr. Jensen has served as a director of Central Valley Bank since 1989. Mr. Jensen is a member of the American Academy of Actuaries. Mr. Jensen brings significant financial services industry and accounting expertise to the Board. His management and financial operations experience broaden the Board’s perspective on insurance and financial services matters.

Jeffrey S. Lyon is the Chairman and Chief Executive Officer of Kidder Mathews, headquartered in Seattle, Washington. Mr. Lyon serves as a director for Kidder Mathews Segner Inc. Mr. Lyon is a member of the Real Estate Advisory Board of Washington State University, a member of the Business Advisory Board for the Milgard School of Business at the University of Washington, Tacoma and is also on the Tacoma-Pierce County Economic Development Board. Mr. Lyon has over 35 years of experience in the commercial real estate industry in the Puget Sound area. Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial and leadership skills, which prove beneficial to the Board.

Donald V. Rhodes currently serves as Chairman of Heritage Financial Corporation and Heritage Bank, and since 1986, Chairman of Central Valley Bank, a subsidiary of Heritage which was acquired in March 1999. Mr. Rhodes joined Heritage Bank in 1989 as President and Chief Executive Officer and was elected Chairman in 1990. Mr. Rhodes serves as a director of the Federal Home Loan Bank of Seattle. Mr. Rhodes’ significant experience in the financial services industry has proven to provide a depth of knowledge and judgment to the Board. He has provided the management and leadership skills required as the Chairman of the Company.

Gary B. Christensen is the President, Chief Executive Officer and Chairman of the Board of R.E. Powell Distributing, a fuel, lubricant and propane distributorship headquartered in Grandview, Washington. In 2004, R.E. Powell Distributing was named one of five inductees into the University of Washington sponsored “Leadership Circle” at the 6th Annual University of Washington Minority Business of the Year Awards dinner. Mr. Christensen is also the Chief Executive Officer and Chairman of the Board of MidValley Chrysler, Jeep, Dodge Inc. Mr. Christensen is a current member of the Chevron Oil Company National Wholesale Council, a director of the Safari Club International and a founding director and current President of the Central Washington Chapter of Safari Club International. Mr. Christensen serves as a director for Central Valley Bank and recently retired from serving as the Chairman of the Board of Directors for Yakima County Development Association. Mr. Christensen provides significant knowledge in corporate matters with his proven leadership in the success of his multiple companies. He also provides extensive knowledge of the Yakima Valley real estate market, where our subsidiary bank, Central Valley Bank, is located.

John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was the Tax Services Director at the consulting and accounting firm of RSM McGladrey and McGladrey & Pullen LLP in Olympia, Washington. Prior to this, Mr. Clees was the President of Clees Miles CPA Group, Olympia, Washington from 1995 until the Group was sold to RSM McGladrey. Prior to that time, he was the managing partner of Gattis, Clees and Company, an accounting firm with offices in Seattle and Olympia, Washington. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as a Certified Public Accountant, an attorney and mediator in the State of Washington. Mr. Clees served on Heritage’s Board of Directors from 1990 to 2000 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005. Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until her retirement in October 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs, including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington from 1985 to 1991, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She was also a member of the firm’s hiring committee. She has been involved in numerous civic and professional activities including currently serving on the Board of the South Sound YMCA and the University of Washington Law Alumni Magazine Editorial Board. She also has served as Chair of the Washington Council on International Trade and on the Policy Counsel of the Business Software Alliance and the Board of the American Electronics Association. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has participated in a number of director education programs, including the DirectWomen Board Institute (February 2011) and was a panelist at the Bank Director Magazine Executive and Board Compensation Conference (November 2010). Ms. Ellwanger brings significant legal expertise, which is complemented with her knowledge and experience in corporate and government matters.

Philip S. Weigand is a graduate of Stanford University with a Bachelor of Arts and a graduate of Boston University with a Master’s of Science in Public Relations. Mr. Weigand is also a retired Lieutenant Colonel of the U.S. Marine Corps with 20 years of active service during which time he was awarded the Silver Star Medal for Heroism and the Bronze Star Medal. From 1988 to 2007, Mr. Weigand was a real estate agent with Virgil Adams Real Estate with experience in real estate sales and development in the Thurston County market. He also serves as a member of the Board of Trustees of St. Martin’s University in Lacey, Washington and is a director of the Boys & Girls Clubs of Thurston County, Washington. Mr. Weigand brings significant knowledge of the south Puget Sound real estate market, adds valuable public relations and communications skills and is a longstanding member of the Board with a solid understanding of the financial services industry.

Brian S. Charneski is the President of L&E Bottling Company in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of the American Beverage Association. Mr. Charneski was elected to the Board of Directors of the Pepsi-Cola Bottlers Association in 2010, having previously served on that Board from 1998 through 2008, including chairing the Association from 2005 to 2007. Mr. Charneski serves on the Board of Trustees of Saint Martin’s University and has been a past director of the Washington Center for Performing Arts and The Community Foundation of the South Sound. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the National American Beverage Association. He brings significant financial, economic and corporate expertise to the Board.

Peter N. Fluetsch is the Chief Executive Officer of Sunset Air, Inc. in Lacey, Washington, a heating and air conditioning contractor that he founded in 1976. Mr. Fluetsch has been a board member of the Sheetmetal Contractors Association of Western Washington for 24 years as well as a board member of the Sheetmetal Contractors National Association for four years. Mr. Fluetsch is a current board member of the Providence Saint Peter Foundation, having served since 2000. Mr. Fluetsch was the founding member and served several terms on the board of the Thurston County Economic Development Council. Mr. Fluetsch served as chairman of the City of Tumwater’s planning commission, 12 years as the Chairman of public works for the City Council of Tumwater and served as the Mayor and Executive Officer for four years for the City of Tumwater. Mr. Fluetsch brings to the Board a diverse background in politics and community involvement, and his perspective as a small business owner. He provides broad and experienced knowledge to the Board.

Brian L. Vance became President and Chief Executive Officer of Heritage and Heritage Bank, and Vice Chairman and Chief Executive Officer of Central Valley Bank in 2006. In 2003, Mr. Vance was appointed President and Chief Executive Officer of Heritage Bank and in 1998, Mr. Vance was named President and Chief Operating Officer of Heritage Bank. Mr. Vance joined Heritage in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance serves as trustee of the South Puget Sound Community College and serves as a director of the University of Washington—Tacoma—Milgard School of Business Foundation, the Pierce County Economic Development Board, the Boys and Girls Club and the Community Foundation. He is also the President of the Washington Financial League. Mr. Vance’s experience with the financial services industry, which includes credit administration, management and strategic forecasting, brings valuable management and financial analysis skills to the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors of Heritage conducts its business through meetings of the Board and through its committees. The Board meets on a monthly basis, holding special meetings as necessary. After each regular Board meeting, the directors meet in executive session, outside of the presence of the Chief Executive Officer. In addition, the outside directors hold separate meetings on a regular basis. During the year ended December 31, 2010, the Board of Directors held 17 meetings, including five special meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during this period.

Committees and Committee Charters

Our Board of Directors has standing Audit and Finance, Board Governance and Nominating, Compensation, Risk, Trust, Executive and Donations Committees, and has adopted written charters for each of these committees. You may obtain a copy of the Audit and Finance, Board Governance and Nominating, and Compensation Committee charters, free of charge, by writing to: Kaylene M. Lahn, Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. These charters are also available on our website at www.hf-wa.com.

Audit and Finance Committee

The Audit and Finance Committee consists of Directors Jensen (Chairman), Charneski, Christensen, Clees, Lyon and Weigand. The Committee meets quarterly and on an as needed basis to evaluate the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit report prepared by the independent registered public accounting firm. The Audit Committee met nine times during the year ended December 31, 2010 and reviewed our earnings releases and periodic filings with the SEC.

Each member of the Audit Committee is “independent” in accordance with the requirements for companies listed on The NASDAQ Stock Market. Director Jensen has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC.

Board Governance and Nominating Committee

The Board Governance and Nominating Committee consists of Directors Jensen (Chairman), Christensen, Ellwanger, Fluetsch and Lyon, all of whom are independent directors. The Board Governance and Nominating Committee and its Chair are appointed annually by the Board of Directors. The Committee meets annually and on an as needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program. The Committee’s duties include the development and administration of Heritage’s corporate governance standards. The Board Governance and Nominating Committee met three times during the year ended December 31, 2010.

In its deliberations for selecting candidates for nominees as director, the Board Governance and Nominating Committee Charter requires the Committee to consider the candidate’s business and occupational background and experience; integrity and reputation; education; knowledge of and contacts in our market area and ties to the community; ability to commit adequate time and attention to serve as a director in light of other commitments; ability to work effectively in a group; independence and potential conflicts of interest; tenure on the Board; specialized knowledge or skills; and any other factors that the Committee deems appropriate. In selecting nominees, the Committee must consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining diversity of backgrounds among its members. In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates, or the Committee may use the services of a search firm. The Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for a shareholder to submit a nomination, see “Shareholder Proposals” in this Proxy Statement.

Compensation Committee

The Compensation Committee is comprised of Directors Ellwanger (Chair), Fluetsch, Charneski, Christensen, and Jensen, all of whom are independent directors. The Compensation Committee meets on an as needed basis regarding the personnel, compensation and benefits related matters of Heritage. The Committee also meets outside of the presence of Mr. Vance to discuss his compensation and make its recommendation to the full Board, which then votes on Mr. Vance’s compensation. Mr. Vance makes recommendations to the Compensation

Committee regarding the compensation of all other executive officers. The Committee considers the recommendations of Mr. Vance and makes its recommendation to the full Board, which then votes on executive compensation. This Committee met nine times during the year ended December 31, 2010.

Risk Committee

The Risk Committee reviews risks inherent in our business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The members of the Risk Committee are Directors Clees (Chairman), Weigand, Fluetsch, Lyon, Vance and Rhodes. The Committee met six times during the year ended December 31, 2010.

Trust Committee

The Trust Committee is responsible for the proper exercise of fiduciary duties of Heritage Bank, including its policies, the investment and disposition of property held in a fiduciary capacity and the direction and review of the officers and employees of the Trust Department of Heritage Bank. The Trust Department was established in July 2010 as part of the acquisition of Cowlitz Bank. The members of the Trust Committee are Directors Rhodes (Chairman), Clees, Ellwanger and Vance. The Committee met twice during the year ended December 31, 2010.

Board Leadership Structure and Role in Risk Oversight

The Board annually elects the Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information for the Board’s informed decision-making. The positions of Board Chairman and of President and Chief Executive Officer are held by two persons. This has been the case since 2006. The Board believes this structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and the facilitation of the Board.

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. Throughout the year, the Board assesses risks facing Heritage and the subsidiary banks. On a regular basis, the Board reviews operational and regulatory reports provided by management to assess credit risk, liquidity risk and operational risk.

The Board also delegates the oversight of risk to various committees. The Audit and Finance Committee oversees the financial, accounting and internal control risk management with the head of our internal audit function reporting directly to the Audit and Finance Committee Chair. The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Compensation Committee is responsible for reviewing policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage. The Risk Committee oversees the risks inherent in our businesses in the following categories: credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Risk Manager reports directly to the Risk Committee Chair and Audit and Finance Committee Chair.

Corporate Governance

Director Independence.    Our common stock is listed on the NASDAQ Global Select Market. In accordance with NASDAQ requirements, at least a majority of our directors must be independent. The Board of Directors has determined that eight of our ten directors are independent. Directors Charneski, Christensen, Clees, Ellwanger, Fluetsch, Jensen, Lyon and Weigand are all independent. Only Brian L. Vance, who serves as President and Chief Executive Officer of Heritage Financial Corporation and Heritage Bank, and Donald V. Rhodes, the Chairman of Heritage and its financial institution subsidiaries and the former President and Chief Executive Officer of Heritage Financial Corporation and Heritage Bank, are not independent.

Code of Ethics.    The Board of Directors has adopted a written Code of Ethics Policy that applies to our directors, officers and employees. You may obtain an electronic copy of the Code of Ethics via our website at www.hf-wa.com.

Shareholder Communication with the Board of Directors.    The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Kaylene M. Lahn, Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such communication should state the number of shares beneficially owned by the shareholder making the communication.

Annual Meeting Attendance by Directors.    It is Heritage’s policy that its directors attend the annual meeting of shareholders. Seven directors attended the 2010 annual meeting of shareholders with excused absences for the remaining three directors.

Related Party Transactions.    We have followed a policy of granting loans to our executive officers and directors, which fully comply with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-executive customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank or Central Valley Bank, as the case may be, pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the Board meeting minutes. There were $11.4 million balances outstanding on loans to directors and executive officers at December 31, 2010.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our non-employee directors for the year ended December 31, 2010. Compensation for Brian L. Vance, who is the President and Chief Executive Officer of Heritage, is included in the section below entitled “Executive Compensation.”

Name	Fees Earned or Paid In Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Brian S. Charneski	30,200		3,500	—		33,700
Gary B. Christensen	33,850	(2)	4,549	—		38,399
John A. Clees	33,150		3,500	—		36,650
Kimberly T. Ellwanger	34,000		3,500	—		37,500
Peter N. Fluetsch	30,050		3,500	—		33,550
Daryl D. Jensen	44,050	(2)	4,549	—		48,599
Jeffrey S. Lyon	30,350		3,500	—		33,850
Donald V. Rhodes	60,000		4,549	9,459	(3)	74,008
Philip S. Weigand	29,450		3,500	—		32,950

(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2010. Each director received an award of 237 shares of restricted stock, with the exception of Directors Christensen, Jensen and Rhodes, who each received an award of 308 shares on account of their service to both Heritage and Central Valley Bank.
(2)	Includes $4,800 for service on the Board of Central Valley Bank.
(3)	Company car that was provided until March 18, 2010.

Fees.    Each non-employee director, other than the Chairman, received a monthly retainer fee of $625, a $1,000 fee for each Board meeting attended ($750 if teleconferenced into the meeting) and a fee for each committee meeting attended. The Chairman of the Board received a monthly fee of $5,000. Committee meeting fees consisted of $1,000 for the Audit and Finance and Compensation Committee Chairs, $500 for Audit and Finance and Compensation Committee members, $500 for the Risk and Board Governance and Nominating Committee Chairs, $350 for Risk, Board Governance and Nominating, and Trust Committee members, $350 for the Donations Committee Chair and $300 for Donations Committee members. A $1,000 fee was also paid to all independent directors who attended the annual retreat. Mr. Vance does not receive any additional compensation for service as a director or Board committee member.

In February 2010, the Compensation Committee retained Amalfi Consulting (recently merged with McLagan), an independent consulting firm focused exclusively on providing compensation consulting services to financial institutions, to review Board fees, equity awards and other benefits. Amalfi Consulting performed a benchmarking analysis of total director compensation, using the same peer group developed for its 2009 executive compensation review. Amalfi Consulting also provided total compensation comparisons for the Board and key committee chairs. The results showed that the Heritage director compensation was at the 35th percentile of the peer group and equity compensation was at the 7th percentile of the peer group. Based on the analysis, the Committee made minor increases to committee meeting attendance fees, which are reflected in the amounts above, and made no changes to equity compensation.

Equity Awards.    Non-employee directors have historically received annual grants of non-qualified stock options. As of December 31, 2010, the non-employee directors had unexercised stock option awards in the following amounts: Mr. Charneski, 9,387 shares; Mr. Christensen, 10,630 shares; Mr. Clees, 7,812 shares; Ms. Ellwanger, 6,237 shares; Mr. Fluetsch, 6,262 shares; Mr. Jensen, 12,205 shares; Mr. Lyon, 9,387 shares; Mr. Rhodes, 10,156 shares; and Mr. Weigand, 9,387 shares.

In 2010, the Compensation Committee determined that the directors would receive restricted stock awards, based on Amalfi Consulting’s report on current practices in executive compensation. On May 25, 2010, each non-employee director received an award of 237 shares of restricted stock. Directors Jensen, Christensen, and Rhodes each received an additional award of 71 shares for their service as directors of Central Valley Bank. All awards vest ratably over the two-year period from the grant date, with the first 50% vesting on May 25, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of our compensation policies for 2010, including those applicable to our Chief Executive Officer, Chief Financial Officer and four other most highly paid executives. We refer to these six people as our named executive officers.

Compensation-related Governance and Role of the Compensation Committee.

The Compensation Committee of the Board of Directors, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Compensation Committee’s responsibilities are to:

•	review the goals and objectives of the compensation plans of Heritage, Heritage Bank and Central Valley Bank;

•	review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans;

•	review and approve actions affecting salaries, bonuses, benefits, equity compensation grants and other compensation arrangements for the Chief Executive Officer and other named executive officers;

•	review and approve the corporate goals and objectives for the Chief Executive Officer annually;

•	review and recommend to the full Board for approval director compensation and fees, benefits and equity compensation grants;

•	review and discuss the Compensation Discussion and Analysis with management;

•	review our policies regarding the tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code; and

•	review and approve the compensation policies of Heritage, Heritage Bank and Central Valley Bank on a periodic basis.

The Compensation Committee has the sole discretion: (a) to determine whether and to what extent any named executive officer compensation plans covering the executives encourage taking unnecessary and excessive risks that threaten Heritage’s value; (b) to determine whether and to what extent any other employee compensation plans covering the executives pose risks to Heritage that should be limited; (c) to determine whether and to what extent any compensation plans covering the executives encourage the manipulation of reported earnings; and (d) to limit or eliminate any compensation or compensation plan based on these determinations.

Adoption of Formal Compensation Philosophy.    Heritage adopted a formal compensation philosophy on February 24, 2010 to provide an overarching guideline for establishing and managing all elements of compensation. The philosophy includes specific market percentiles in which to target compensation. The formal compensation philosophy takes into account factors such as internal pay equity, experience, tenure, and scope of responsibility. The Compensation Committee seeks to target overall compensation at levels that it believes to be consistent with other comparable peers within the banking industry. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.

Compensation Philosophy and Objectives.    Our compensation programs are designed to link compensation with performance, taking into account competitive compensation levels at similar financial institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•

Employer of Choice:    We view compensation as a key means of being an employer of choice in our markets and allowing us to attract and retain key employees critical to our long-term success. We provide competitive compensation packages in order to attract above-average employees.

•	Pay Aligned with Performance: We provide a competitive salary combined with incentive opportunities that reward outstanding bank and individual performance and involve appropriate levels of risk.

•

Flexibility:    We recognize that the market for talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions, as well as regulatory restrictions.

The following table lists some of the major components of compensation that we may use as part of the compensation program.

Component	Primary Objective
Base salary	– Attract talent – Recognize individual differences in performance, experience, responsibility and position value
Annual incentives	– Motivate achievement of annual goals – Provides a vehicle for “adjusting” pay on an annual basis to reflect individual and corporate-wide performance
Long-term incentives (cash and equity)	– Motivate achievement of long-term performance – Align employee and shareholder interests – Retain talent
Supplemental benefits	– Reduce shortfalls of qualified plans – Provide financial security, protection, and retention

Taking into account factors such as internal pay equity, experience, tenure, scope of responsibility, market and economic conditions, performance and risk management considerations, the Compensation Committee seeks to target overall compensation at levels that it believes to be consistent with comparable peers within the banking industry. Officer compensation is set to promote our achievement of stated annual and long-term performance objectives. In general, for applicable positions with similar titles or general responsibilities Heritage will attempt to target total compensation at levels competitive with peer financial institutions. Additional details of our compensation program are as follows:

•	Base pay levels are designed to be competitive within the banking industry and to take into consideration the experience and skills, as well as the role and responsibilities, assigned to each officer.

•	Incentive payouts throughout Heritage are intended to be performance-based and reflect the actual performance results compared to established incentive plan goals.

•	Long-term incentive payouts, paid in equity or cash, are intended to follow similar guidelines utilized under the annual incentive plans, but with a focus on longer-term performance.

•	The Compensation Committee reserves the right, in its sole discretion, to not award any incentive payouts when extraordinary circumstances occur that may negatively impact Heritage.

This compensation philosophy is reviewed periodically by the Compensation Committee and will be modified, as appropriate, to reflect market trends and industry best practices.

Role of Executives in Compensation Committee Deliberations.    The Compensation Committee frequently requests the Chief Executive Officer and other executives to be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation. The Compensation Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the Chief Executive Officer present. The Committee also reviews the Chief Executive Officer’s recommendations and input from the compensation consultant regarding the other named executive officers’ compensation.

Redemption of Preferred Stock.    On November 21, 2008, Heritage completed the sale to the U.S. Department of the Treasury of 24,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $24.0 million, with a related warrant to purchase 276,074 shares of Heritage’s common stock (later reduced to 138,037 shares). The issuance of the Series A Preferred Stock and the related warrant was the result of the Treasury’s approval of Heritage’s application to participate in the Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (“TARP”), which was established by the Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008. As a result of Heritage’s participation in the Treasury’s Capital Purchase Program, it became subject to a number of limits on executive compensation required by the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, including a provision for recovery of bonus, retention awards, or incentive compensation paid based on earnings, revenue, gains or other criteria later found to be materially inaccurate, a prohibition on making golden parachute payments, a prohibition on paying or accruing any bonus, retention award or incentive compensation (except for certain grants of long-term restricted stock), and providing tax gross-ups. On December 22, 2010, Heritage announced that it had redeemed all $24.0 million of the Series A Preferred Stock. Accordingly, it is no longer subject to the restrictions on executive compensation applicable to TARP recipients.

Compensation Committee Activity and Key Initiatives During 2010.    During 2009, the Compensation Committee retained Amalfi Consulting to assist in developing a complete compensation philosophy, designing the 2010 Omnibus Equity Plan (which was adopted at last year’s annual meeting of shareholders), preparing the executive compensation disclosure in last year’s proxy statement, designing a new management incentive plan, revising employment and change-in-control agreements, TARP compliance and reviewing executive compensation for each of the named executive officers and six other top officers.

Consultants with Amalfi Consulting report directly to the Compensation Committee and the Committee discusses, reviews and approves all consulting projects performed by Amalfi Consulting. The Compensation Committee periodically reviews the relationship with Amalfi Consulting and considers competitive proposals from other firms. As an independent consulting firm, Amalfi Consulting does not provide other non-executive services such as retirement or welfare plan administration.

Selection Criteria for Our Peer Group.    In connection with Amalfi Consulting’s review of executive compensation, a custom peer group was established. The peer group was created based on the following criteria:

•	publicly-traded financial institutions;

•	locations in the states of Alaska, Idaho, Montana, Oregon, Utah, Washington and Northern and Central California;

•	asset size of $700 million to $2 billion; and

•	comparable business model and performance results.

	Company Name	Ticker	City	State	Total Assets as of December 31, 2009 ($000)	Total Assets as of March 31, 2010 ($000)
1	Columbia Banking System, Inc. (1)	COLB	Tacoma	WA	3,200,930	4,133,812
2	West Coast Bancorp (1)	WCBO	Lake Oswego	OR	2,661,709	2,661,709
3	Farmers & Merchants Bancorp	FMCB	Lodi	CA	1,751,893	1,751,893
4	Cascade Financial Corporation	CASB	Everett	WA	1,704,628	1,690,261
5	PremierWest Bancorp	PRWT	Medford	OR	1,536,314	1,504,578
6	Heritage Commerce Corp	HTBK	San Jose	CA	1,363,870	1,336,576
7	Sierra Bancorp	BSRR	Porterville	CA	1,335,549	1,315,250
8	Pacific Continental Corporation	PCBK	Eugene	OR	1,199,113	1,188,384
9	Bank of Marin Bancorp	BMRC	Novato	CA	1,121,672	1,168,777
10	Intermountain Community Bancorp	IMCB	Sandpoint	ID	1,079,644	1,074,988
11	Washington Banking Company	WBCO	Burlington	WA	1,045,871	1,046,655
12	NorthrimBanCorp, Inc.	NRIM	Anchorage	AK	1,003,029	988,556
13	Heritage Oaks Bancorp	HEOP	Paso Robles	CA	945,177	1,019,492
14	Riverview Bancorp, Inc.	RVSB	Vancouver	WA	914,333	837,953
15	North Valley Bancorp	NOVB	Redding	CA	884,362	887,386
16	Bridge Capital Holdings	BBNK	San Jose	CA	844,067	858,771
17	Central Valley Community Bancorp	CVCY	Fresno	CA	765,488	759,501
18	Timberland Bancorp, Inc.	TSBK	Hoquiam	WA	701,676	724,776

	Average				1,342,238	1,386,073
	25th Percentile				922,044	912,679
	50th Percentile				1,100,658	1,121,883
	75th Percentile				1,493,203	1,462,578

	Heritage Financial Corporation	HFWA	Olympia	WA	1,014,859	1,011,810

	Percent Rank				37%	34%

(1)	Although these companies had assets in excess of the above-noted asset size criteria, they were included due to a similar business model and location within our market area.

In addition, the study included executive compensation information from published banking industry surveys including the Milliman and Roberts 2010 Northwest Financial Industry Survey, Amalfi Consulting, The Delves Group, American Bankers Association, and Towers Watson.

Pay Level and Benchmarking Process.    To evaluate executive pay, the Compensation Committee considers data collected on external competitive levels of compensation and internal relationships within the executive group. The Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team. Although the Committee gains considerable knowledge about the competitiveness of our compensation programs through the benchmarking process and by conducting periodic studies, the Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.

The Compensation Committee engaged Amalfi Consulting to assist with the 2010 review of executive pay. This review included data on salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation) and total compensation (direct compensation and all other forms of compensation). According to the report provided by Amalfi Consulting in July 2010, salaries, cash compensation, direct compensation and total compensation amounts for each named executive officer fell below the market 50th percentile. The primary data source used in evaluating competitive market levels for the named executive officers was the peer group of the financial institutions above. This information was supplemented with banking industry survey data. The Compensation Committee took action during 2010 to more closely align the compensation of our named executive officers with our overall compensation philosophy statement and our peer group.

Base Salary.    Salary levels of executive officers are designed to be competitive within the banking industry and are based on the experience and responsibility assigned to the officer. We utilize various compensation surveys and a peer group to obtain a general understanding of current base salary, salary range and total cash compensation trends of competitors to ensure that executive compensation is not significantly out of line with competitors of a similar size or within our market areas. The Compensation Committee may engage a compensation consultant to perform a more customized review, as it did in 2010. To set competitive salary ranges, the Compensation Committee evaluates current salary levels of other financial institutions with size, lines of business, geographic dispersion and market place position similar to ours. Base salaries for our executive officers other than the Chief Executive Officer are based upon recommendations by the Chief Executive Officer, taking into account the subjective and objective factors described above. The Committee reviews and approves or disapproves those recommendations. The base salary for the Chief Executive Officer is recommended to the Board of Directors by the Compensation Committee. The Chief Executive Officer is not present during discussions regarding his compensation.

The Compensation Committee generally meets in February of each year in order to approve the base salaries of the officers of Heritage and its subsidiaries effective April 1 of that year. This timing coincides with the review of the performance of the individual officer as well as the prior year performance of Heritage and its subsidiaries.

Salary Adjustments Made in Year 2010.    In 2010, Amalfi Consulting undertook a comprehensive review of executive compensation. The review reflected that generally base salary compensation lagged that of the median levels of our peer group. As a result, merit increases were provided to all of the named executive officers during 2010 to bring the base salaries of the named executive officers and other certain other executive officers in line with the median range of the peer group. The merit increases were considered based on the review of Heritage Bank’s and each individual officer’s performance throughout the year.

Annual Cash Incentive Bonus.    We use annual cash incentives to focus attention on current strategic priorities and encourage achievement of short-term corporate objectives. These incentives are made under our Management Incentive Plan. The objectives of the Plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum performance goals. The annual awards are determined by previously approved goals, calculated based on financial and individual performance and then recommended by the Chief Executive Officer to the Compensation Committee. The Committee then reviews and approves or disapproves the bonus recommendations and presents them to the Board of Directors for approval. Each of the named executive officers participates in the Management Incentive Plan.

The Compensation Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding company goals. Each performance goal has an established threshold (minimum), target and maximum expectation level, however no payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in the bonus payout being reduced or increased from target on a prorated basis. Each manager provides a scorecard to the Chief Executive Officer and Human Resources with department/individual performance results for the Chief Executive Officer’s review and approval.

Annual Cash Incentive Award Determination.    In 2010, each of our named executive officers was eligible to participate in the Management Incentive Plan. Messrs. Vance, Deuel, Patjens, Hinson, Broadhead and Spurling had an annual incentive opportunity for cash bonus awards based on corporate goals and performance. To be eligible to receive an award, corporate performance had to exceed a threshold level.

The performance targets for our named executive officers are detailed in the table below.

Executive	2009 Incentive Opportunity (as % of base salary) (1)	2010 Incentive Opportunity (as % of base salary)	2010 Bonus Received (as % of base salary)
Brian L. Vance	(2)	40%	45.00%
Jeffrey J. Deuel	(3)	30%	33.75%
Gregory D. Patjens	10.0%	30%	33.75%
Donald J. Hinson	8.8%	30%	33.75%
D. Michael Broadhead	(4)	30%	33.75%
David A. Spurling	8.8%	30%	33.75%

(1)	The 2009 Incentive Opportunity for our named executive officers was 50% of the previous year’s eligibility because of the Company’s planned lower net income due to the volatile economy for 2009.
(2)	As a result of Heritage’s participation in the Treasury’s Capital Purchase Program, it was prohibited from paying or accruing any bonus, retention award or incentive compensation to its most highly compensated employee, who was Mr. Vance. If Heritage were not prohibited from paying Mr. Vance a cash incentive bonus, his target bonus opportunity would have been 17.5%.
(3)	Mr. Deuel was hired in 2010.
(4)	Mr. Broadhead did not have a target bonus in 2009. His was 30% of the Central Valley Bank bonus pool, resulting in a bonus of $22,000. This bonus pool was calculated as 50% of the amount of net income over a profit threshold set for Central Valley Bank. The maximum amount for the bonus pool was $100,000 for 2009.

Performance Goals.    In 2010, all goals for the named executive officers were related to Heritage’s performance. These goals are set forth in the table below.

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance
Nonperforming Assets to Total Assets	25%	3.32%	3.00%	2.00%	3.32	%(1)
Efficiency Ratio (2)	25%	67.00%	65.29%	60.00%	56.17%
Net Interest Margin	25%	4.35%	4.47%	4.65%	4.78%
Net Income	25%	$3,750,000	$4,711,316	$5,750,000	$13,353,688

(1)	This ratio includes loans acquired from two failed banks acquired in Federal Deposit Insurance Corporation-assisted transactions. Excluding these acquired loans, the ratio of nonperforming assets to total assets at December 31, 2010 was 2.41%.
(2)	Noninterest expense divided by the sum of net interest income and noninterest income.

Equity-based Compensation.    Equity-based compensation is intended to more closely align the financial interests of our executives with long-term shareholder value, and to assist in the retention of executives who are key to the success of Heritage and its subsidiaries. Historically, we have granted equity-based compensation to officers in the form of incentive stock options and restricted stock awards. Last year we adopted, with shareholder approval, the 2010 Omnibus Equity Plan, which will allow us to grant stock options, stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Stock options and restricted stock awards are awarded based on the closing price of Heritage’s stock on the date of grant. The date of grant is the date that the options or awards are approved by the Compensation Committee, or by the shareholders at the annual shareholders meeting if the level of grants requires a new option or award plan.

Generally, stock options and restricted stock awards are granted annually at the Board meeting coinciding with the Compensation Committee meeting in February. One-time grants of options and/or restricted stock awards to individuals occur occasionally at the discretion of the Compensation Committee.

Stock options granted prior to 2010 vest ratably over three years and expire five years after they become exercisable. Stock options granted under the 2010 Omnibus Equity Plan generally vest ratably over four years and expire ten years after they are granted. Restricted stock awards granted prior to 2010 generally have a five-year cliff vesting schedule. Restricted stock awards granted to date under the 2010 Omnibus Equity Plan vest ratably over four years. Future awards may be granted with different vesting schedules.

Equity Grant Award Determination.    The Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and terms of equity awards to the named executive officers. The Chair of the Compensation Committee, working with the independent compensation consultant, recommends to the Committee the amount and terms of equity awards for the Chief Executive Officer. Using the recommendations of the Chief Executive Officer, the Compensation Committee determines which executives will receive awards and determines the number of shares subject to each award.

2010 Equity Award Determinations.    Until Heritage redeemed all $24.0 million of the Series A Preferred Stock sold to the Treasury in connection with its participation in the Capital Purchase Program on December 22, 2010, it was subject to a number of restrictions on executive compensation. Mr. Vance, as our most highly compensated employee under the TARP regulations, was not eligible to receive an award of stock options while the Series A Preferred Stock remained outstanding. Mr. Vance received a restricted stock award in 2010 as permitted by the TARP regulations, while the other named executive officers received grants of stock options and restricted stock awards.

Heritage applied a tiered structure with target award opportunities expressed as a percentage of salary during 2010, as described in the table below. Subjective factors were used to differentiate individual performance. Executive officers are assigned to one of five different tier levels based upon factors such as title, position and/or responsibilities. The tier level is the primary factor used to determine the equity award each executive officer may earn. The target opportunity is based upon a percentage of salary and placement within the tiered structure. If an officer did not meet his or her goals under the Management Incentive Plan, the officer may not receive an award, or the award may be reduced. The Compensation Committee may make discretionary grants of stock options or restricted stock, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment of new officers.

The table below contains the tier level for each of the named executive officers, as well as their potential and actual 2010 awards, expressed as a percentage of base salary.

Executive	Tier	Target Opportunity as % of Salary	2010 Actual Award as % of Salary (1)
Brian L. Vance	I	30%	26%
Jeffrey J. Deuel	II	N/A	93	%(2)
Gregory D. Patjens	II	25%	24%
Donald J. Hinson	II	25%	30%
D. Michael Broadhead	II	25%	24%
David A. Spurling	II	25%	32%

(1)	Calculated using grant date fair value of equity awards as a percentage of 2010 base salary.
(2)	Mr. Deuel received awards of stock options and restricted stock in connection with his hiring in February 2010 and did not have a target opportunity as a percentage of his salary.

To determine 2010 equity awards for the named executive officers other than Mr. Deuel, Heritage took into consideration whether they met their individual performance goals under the Management Incentive Plan for 2009 and the tiered structure outlined above. Mr. Deuel’s equity award was made in connection with his hiring in February 2010.

Retirement Plan.    We maintain a 401(k) Employee Stock Ownership Plan as a retirement plan. The KSOP is a defined contribution plan and is designed to provide employees with savings opportunities and financial security during retirement. Heritage makes three different contributions to the plan:

•	A contribution matching 50% of an employee’s salary deferral contributions up to 6% of an employee’s eligible compensation;

•

A profit sharing contribution which includes a fixed contribution of 2% of an employee’s eligible compensation and a discretionary contribution based on a percentage of an employee’s eligible compensation based on Heritage’s financial performance and management’s recommendation and as approved by the Board. For 2010, the discretionary contribution was equal to 1% of employees’ eligible compensation; and

•	A contribution to the employee stock ownership portion of the KSOP.

Perquisites and Other Benefits.    The position of Chief Executive Officer and President of either Heritage or its subsidiaries receive perquisites in the form of golf club memberships and use of automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities. Executive officers also participate in Heritage’s other benefit plans on the same terms as other employees. These plans include medical, dental, and vision insurance, life insurance, long-term disability and flexible spending accounts.

Tax and Accounting Considerations.    Heritage takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Heritage paid in 2010 to the named executive officers is expected to be deductible under Section 162(m) of the Code. The Compensation Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so is in our best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Heritage Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

The Compensation Committee certifies that:

(1) It has reviewed with the senior risk officer the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Heritage;

(2) It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Heritage; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Heritage to enhance the compensation of any employee.

Discussion of Risk Review and Assessment Overview

The Heritage Risk Officer conducted two compensation risk assessments of our compensation programs, which were presented and accepted by the Compensation Committee during 2010. The assessment covered all compensation plans, including the SEO compensation plans. The review was focused on incentive based compensation plans and the administration of them. The Risk Officer considered compensation plans providing for payouts and determined that these plans did not present opportunities for employees to take unnecessary and excessive risks that threaten the value of Heritage or to manipulate earnings to enhance the compensation of any employee. The review did not include broad-based welfare and benefit plans that do not discriminate in scope and terms of operation.

The review of the compensation plans included recommendations for potential improvements to plans and/or control processes. The Committee reviewed with the Risk Officer and other members of management the findings of the report and concluded that our compensation plans do not encourage unnecessary or excessive risk and that management and the Board have effective controls in place utilizing outside auditors, internal auditors and Board oversight to ensure adequate controls are in place to mitigate risk within the Company. The Committee further determined that a review of claw back provisions within incentive plans was necessary and is working towards this conclusion.

SEO Compensation Plans

The SEO compensation plans were operating within the constraints of the TARP limits until late December 2010, when Heritage redeemed all $24.0 million of the Series A Preferred Stock. Accordingly, although Heritage was subject to the restrictions on executive compensation applicable to TARP recipients for most of 2010, it is no longer subject to these restrictions. The standard incentive compensation plans for the SEOs consist of annual incentive plan and long-term equity awards (stock options or restricted stock awards). The opportunity to earn annual incentive awards are closely linked to Heritage’s financial performance compared with financial plans for each plan year. In 2009, Heritage integrated “clawback” or repayment provisions to the Annual Incentive Plan requiring incentives be re-paid to Heritage should such incentives be paid on statements of earnings, gains, officer statements, loan criteria or any other criteria that are later proven to be materially inaccurate that were applicable while Heritage was subject to the TARP restrictions. Now that Heritage is no longer subject to these restrictions, management and the Board of Directors have been working toward adopting a new clawback policy covering incentive compensation paid to executive officers. Long-term equity awards (stock options or restricted stock) are generally granted based on both prior year individual performance standards and/or other discretionary factors for each individual officer as determined by the Committee. Vesting in equity grants has historically been tied to employment/tenure with Heritage and is not tied to company or individual performance. The opportunity to earn annual incentive awards in cash and stock provides a mix of variable compensation that integrates the company’s short-term and long-term goals, as well as helps attract and retain executive officers.

Employee Compensation Plans

In addition to the incentive plans in which the SEO’s participate, the Company has incentive plans for retail (branch) employees at both subsidiary banks which reward performance for such areas as product referrals and branch profitability. The Compensation Committee believes that the features of these incentive compensation plans, alone and/or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. These plans were considered in the Risk Officer’s review and were determined to be de minimus in size.

Respectfully submitted by:

Kimberly T. Ellwanger, Chair of the Committee

Peter N. Fluetsch, Member

Brian S. Charneski, Member

Gary B. Christensen, Member

Daryl D. Jensen, Member

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by named executive officers in all capacities paid or accrued for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Brian L. Vance	2010	270,420	71,457	—	107,190	25,443	(2)	474,510
President and Chief Executive Officer	2009	238,200	67,750	—	—	22,632		328,582
	2008	235,950	39,980	—	—	25,457		301,387

Jeffrey J. Deuel (3)	2010	166,029	74,400	80,512	67,501	23,475	(4)	411,917
Executive Vice President and Chief Operating Officer

Gregory D. Patjens	2010	155,601	18,477	18,515	49,896	11,820	(5)	254,309
Executive Vice President and Chief Lending Officer, Heritage Bank	2009	147,840	—	8,388	—	8,652		164,880
	2008	147,120	19,990	—	18,787	8,544		194,441

Donald J. Hinson	2010	157,953	31,179	16,441	44,307	13,860	(6)	263,740
Senior Vice President and Chief Financial Officer	2009	131,280	—	6,990	—	9,328		147,598
	2008	129,720	13,993	—	13,279	13,201		170,193

D. Michael Broadhead	2010	164,268	19,688	19,730	53,168	16,539	(7)	273,393
President, Central Valley Bank	2009	156,765	—	11,883	22,000	14,739		205,387
	2008	152,967	22,989	—	28,000	18,748		222,704

David A. Spurling (8)	2010	154,320	32,154	17,417	46,940	13,551	(9)	264,382
Senior Vice President and Chief Credit Officer, Heritage Bank	2009	139,080	—	5,592	—	10,613		155,285

(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	Includes KSOP employer contribution and match of $17,144, employer-paid life insurance premiums and perquisites.
(3)	Mr. Deuel was hired on February 24, 2010.
(4)	Includes KSOP employer contribution and match of $10,927, employer-paid life insurance premiums and perquisites consisting of a housing allowance and mobile phone reimbursement.
(5)	Includes KSOP employer contribution and match of $9,228, employer-paid life insurance premiums and perquisites.
(6)	Includes KSOP employer contribution and match of $11,060, employer-paid life insurance premiums and perquisites.
(7)	Includes KSOP employer contribution and match of $13,043, employer-paid life insurance premiums and perquisites.
(8)	Mr. Spurling first became a named executive officer in 2009.
(9)	Includes KSOP employer contribution and match of $10,806, employer-paid life insurance premiums and perquisites.

Grants of Plan-Based Awards Table

The following table discloses each plan-based award for named executive officers for the year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)
Brian L. Vance		—	95,280	142,920
Brian L. Vance	5/25/10				4,838	—	14.77	71,457
Jeffrey J. Deuel		—	60,001	90,002
Jeffrey J. Deuel	2/25/10				5,000	20,000	14.88	154,912
Gregory D. Patjens		—	44,352	66,528
Gregory D. Patjens	5/25/10				1,251	4,876	14.77	36,992
Donald J. Hinson		—	39,384	59,076
Donald J. Hinson	5/25/10				2,111	4,330	14.77	47,621
D. Michael Broadhead		—	47,261	70,891
D. Michael Broadhead	5/25/10				1,333	5,196	14.77	39,418
David A. Spurling	—	—	41,724	62,586
David A. Spurling	5/25/10				2,177	4,587	14.77	49,572

(1)	Represents the threshold, target, and maximum award opportunities under the Management Incentive Plan.

Outstanding Equity Awards Table

The following table shows the outstanding option awards and unvested stock awards held by the named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Yet Vested (#)		Market Value of Shares That Have Not Yet Vested ($)(1)

Brian L. Vance	7,350	—	$20.36	3/20/11	—		—
	8,400	—	$20.11	3/18/12	—		—
	10,500	—	$20.50	2/17/13	—		—
	10,500	—	$25.94	4/28/14	—		—
					15,488	(2)	215,593

Jeffrey J. Deuel	6,666	13,334	$14.88	2/25/18	—		—
					5,000	(3)	69,600

Gregory D. Patjens	1,575	—	$20.36	3/20/11	—		—
	2,520	—	$20.11	3/18/12	—		—
	2,520	—	$20.50	2/17/13	—		—
	2,400	—	$25.94	4/28/14	—		—
	2,400	1,200	$11.35	2/26/17	—		—
	—	4,876	$14.77	5/25/20	—		—
					3,076	(4)	42,818

Donald J. Hinson	1,230	—	$20.95	8/29/13	—		—
	1,200	—	$25.94	4/28/14	—		—
	1,000	2,000	$11.35	2/26/17	—		—
	—	4,330	$14.77	5/25/20	—		—
					5,611	(5)	78,105

D. Michael Broadhead	2,415	—	$20.36	3/20/11	—		—
	3,780	—	$20.11	3/18/12	—		—
	3,780	—	$20.50	2/17/13	—		—
	3,525	—	$25.94	4/28/14	—		—
	1,700	3,400	$11.35	2/26/17	—		—
	—	5,196	$14.77	5/25/20	—		—
					3,333	(6)	46,395

David A. Spurling	1,575	—	$20.36	3/20/11	—		—
	2,520	—	$20.11	3/18/12	—		—
	2,520	—	$20.50	2/17/13	—		—
	2,400	—	$25.94	4/28/14	—		—
	800	1,600	$11.35	2/26/17	—		—
	—	4,587	$14.77	5/25/20	—		—
					4,777	(7)	66,496

(1)	The market value of restricted stock is the number of shares that have not vested multiplied by the December 31, 2010 closing stock price of $13.92.
(2)	Reflects 2,000 shares granted on April 28, 2006, 1,650 shares granted on June 20, 2007, 2,000 shares granted on February 28, 2008, 5,000 shares granted on September 29, 2009, and 4,838 shares granted on May 25, 2010. Shares vest as follows: 2,000 on April 28, 2011, 1,650 on June 20, 2012, 2,000 on February 28, 2013, 5,000 on September 29, 2014 and the May 25, 2010 grant will vest ratably over the four years from date of grant.

(footnotes continue on following page)

(3)	Reflects 5,000 shares granted on February 25, 2010, all of which will vest on February 25, 2015.
(4)	Reflects 825 shares granted on June 20, 2007, 1,000 shares granted on February 28, 2008, and 1,251 shares granted on May 25, 2010. Shares vest as follows: 825 shares on June 20, 2012, 1,000 shares on February 28, 2013 and the May 25, 2010 grant will vest ratably over the four years from date of grant.
(5)	Reflects 300 shares granted on June 20, 2007, 2,500 shares granted on July 24, 2007, 700 shares granted February 28, 2008, and 2,111 shares granted on May 25, 2010. Shares vest as follows: 300 on June 20, 2012, 2,500 of July 24, 2012, 700 on February 28, 2013, and the May 25, 2010 grant will vest ratably over the four years from date of grant.
(6)	Reflects 850 shares granted on June 20, 2007, 1,150 shares granted on February 28, 2008 and 1,333 shares granted on May 25, 2010. Shares vest as follows: 850 on June 20, 2012, 1,150 on February 28, 2013 and the May 25, 2010 grant will vest ratably over the four years from date of grant. For tax purposes, Mr. Broadhead’s shares vested in 2010 at the attainment of age 65 and this is represented in his 2010 compensation.
(7)	Reflects 1,000 shares granted on April 28, 2006, 800 shares granted on each of June 20, 2007 and February 28, 2008, and 2,177 shares granted on May 25, 2010. Shares vest as follows: 1,000 on April 28, 2011, 800 on each of June 20, 2012 and February 28, 2013, and the May 25, 2010 grant will vest ratably over the four years from date of grant.

Option Exercises and Stock Vested

The following table shows the value realized upon exercise of stock options and vesting of stock awards for the named executive officers during the year ended December 31, 2010.

Name	Option Awards		Stock Awards
	Number of Securities Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian L. Vance	5,251	13,353	—	—
Jeffrey J. Deuel	—	—	—	—
Gregory D. Patjens	—	—	—	—
Donald J. Hinson	—	—	—	—
D. Michael Broadhead	2,416	6,144	—	—
David A. Spurling	—	—	—	—

Potential Payments Upon Termination or Change in Control

This discussion and tables below reflect the estimated amount of compensation that would be paid to each of our named executive officers in the event of various terminations of employment. The values assume a termination date of December 31, 2010. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the executives receive that are generally available to our employees.

Compensation and/or Benefits Payable Upon Termination	Term Without Cause by Employer or Term For Good Reason by Employee	Qualifying Termination in Connection with a Change in Control	Termination in the Event of Retirement		Termination in the Event of Disability	Termination in the Event of Death
Brian L. Vance
Cash Severance	596,016	891,044	—		—	—
Accelerated Vesting of Equity Awards (1)	215,593	215,593	—	(2)	212,851	212,851
TOTAL	811,609	1,106,637	—		212,851	212,851

Jeffrey J. Deuel
Accelerated Vesting of Equity Awards (1)	—	69,600	—	(2)	69,600	69,600

Gregory D. Patjens
Accelerated Vesting of Equity Awards (1)	—	45,902	—	(2)	42,818	42,818

Donald J. Hinson
Accelerated Vesting of Equity Awards (1)	—	83,245	—	(2)	78,105	78,105

D. Michael Broadhead
Cash Severance	175,008	350,016	—		—	—
Accelerated Vesting of Equity Awards (1)	—	55,133	46,395		46,395	46,395
TOTAL	175,008	405,149	46,395		46,395	46,395

David A. Spurling
Accelerated Vesting of Equity Awards (1)	—	70,608	—	(2)	66,496	66,496

(1)	Based on the closing price of Heritage’s common stock on December 31, 2010 ($13.92).
(2)	The executive has not yet reached retirement age (65).

Employment Agreements and Severance/Change in Control Benefits.    The rationale for having employment and severance/change in control agreements in place is to retain the employment of the named executive officers, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and the shareholders, provides stability and the type of skilled leadership needed in the current environment.

Employment Agreements.    Brian L. Vance entered into a new employment agreement with Heritage and Heritage Bank and D. Michael Broadhead entered into a new employment agreement with Heritage and Central Valley Bank. These agreements have initial terms from December 3, 2010 through March 31, 2012. Beginning on April 1, 2012, Mr. Vance’s agreement will be for a term of three years and Mr. Broadhead’s agreement will be for a term of one year, and on each April 1 beginning on April 1, 2013, the term of each agreement will be extended for a period of one year. Subject to the terms of the agreements, each agreement may be terminated by either party by giving written notice to the other party at least 90 days prior to April 1, 2012 or any extended term. Mr. Vance’s agreement provides for an annual base salary of at least $298,008 and Mr. Broadhead’s agreement provides for an annual base salary of at least $175,008. During the term of the agreements, Messrs. Vance and Broadhead may participate in an equitable manner with all other executive officers of Heritage and Heritage Bank (in the case of Mr. Vance) and Central Valley Bank (in the case of Mr. Broadhead) in such performance-based and discretionary bonuses for executive officers declared by the Board of Directors or a Board committee. In addition, the agreements provide for Messrs. Vance and Broadhead’s participation in benefit programs generally maintained for executive officers of Heritage relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and stock and stock option-related plans. Messrs. Vance and Broadhead are also eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to our executive officers. They will also be provided with automobiles for business use.

Severance Benefits.    The employment agreements of Messrs. Vance and Broadhead provide for severance benefits if the executive experiences an involuntary termination; that is, the executive’s employment is terminated (other than for cause or in connection with a change in control) or the executive terminates his own employment due to a material diminution of or interference with his duties, responsibilities or benefits. Under Mr. Vance’s employment agreement, Heritage and Heritage Bank would be required to pay to him over the remaining term of his agreement (which currently expires on March 31, 2012) an amount equal to two times his salary. Under Mr. Broadhead’s agreement, Heritage and Central Valley Bank would be required to pay to him his salary over a one-year period, beginning with the date of termination. Messrs. Vance and Broadhead would also receive (1) any bonus or other incentive compensation due to him and (2) substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance as if he had not suffered involuntary termination (to continue over the period during which his salary is being paid). In addition, any equity awards granted to Mr. Vance or Mr. Broadhead by Heritage that are subject to vesting, performance or target requirements will be treated as having satisfied the applicable requirement.

Change in Control Benefits.    Change in control benefits are included in the employment agreements of Messrs. Vance and Broadhead. The employment agreements of Messrs. Vance and Broadhead provide for change in control benefits if, within 12 months following a change in control, the executive experiences an involuntary termination. Under Mr. Vance’s employment agreement, Heritage and Heritage Bank would be required to pay to him over the remaining term of his agreement (which currently expires on March 31, 2012) an amount equal to 2.99 times his base amount (as defined in Internal Revenue Code Section 280G). Under Mr. Broadhead’s agreement, Heritage and Central Valley Bank would be required to pay to him two times his salary over a one-year period, beginning with the date of termination. Both executives would also be entitled to continuation of benefits and accelerated vesting of awards, as described in the paragraph above regarding severance benefits.

Messrs. Patjens, Hinson and Spurling executed severance agreements with Heritage Bank in 2007 which provided for change in control benefits. These agreements were not renewed when they expired in 2010 as a result of Heritage’s participation in the Treasury’s Capital Purchase Program. We plan to enter into new change in control agreements with Messrs. Deuel, Patjens, Hinson and Spurling during 2011. Although these agreements have not yet been finalized, it is expected that they will have terms of one or two years and provide for the continuation of salary and benefits for a period of one or two years after a termination in connection with a change in control. It is also expected that the agreements will include noncompetition and/or nonsolicitation provisions.

Equity Plans.    Our Restricted Stock Plan of 2002, Restricted Stock Plan of 2006 and 2010 Omnibus Equity Plan provide for accelerated vesting of awards upon disability, death or retirement (at or after age 65). The 2010 Omnibus Equity Plan further provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested. Our 1998 Stock Option and Restricted Stock Award Plan, Restricted Stock Plan of 2002, Restricted Stock Plan of 2006 and Incentive Stock Option Plan of 2006 provide for immediate vesting of all outstanding awards in connection with a change in control.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Ellwanger, Charneski, Christensen, Fluetsch and Jensen. No members of this Committee were officers or employees of Heritage or any of its subsidiaries during the year ended December 31, 2010, nor were they formerly officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2011 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board of Directors believes that the executive compensation for 2010 is reasonable and appropriate, is justified by Heritage’s performance in an extremely difficult environment and is the result of a carefully considered approach. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•

Heritage’s performance as measured by net income, solid capital levels, a relatively low nonperforming assets to total assets ratio compared to its peer group, managing the efficiency ratio and maintaining a relatively solid return on average equity ratio (which we have worked diligently to maintain during a very volatile economic environment).

•

Executive compensation has seen minimal increases over the last several years until 2010 when we aligned our executives with our compensation philosophy to attain the 50th percentile of their peer group.

•	We recognize the need to fairly compensate and retain a senior management team that has produced some of the best operating results among our peer group over the past several years.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder vote to determine the timing of future shareholder votes on executive compensation. We must include such a proposal at least every six years. This proposal gives shareholders the opportunity to vote on whether a resolution to approve the compensation of our named executive officers should be presented to shareholders every one, two or three years, or to abstain from voting.

The Board of Directors believes that a resolution to approve the compensation of our executives should be presented to shareholders every year because the Board is committed to strong corporate governance and an annual cycle provides for the greatest accountability to our shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It also will not affect when the shareholders will be asked to vote on executive compensation in future years. The Compensation Committee and the Board will, however, take into account the outcome of the vote when considering when to present shareholders with a resolution to approve executive compensation.

The Board of Directors recommends that you vote for conducting an advisory vote on executive compensation every year.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present the financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit Committee has periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2010:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•

The Audit Committee has discussed with the independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•

The Audit Committee has, based on its review and discussions with management of the 2010 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2010 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Respectfully submitted:	Daryl D. Jensen (Chairman)
Brian S. Charneski
Gary B. Christensen
John A. Clees
Jeffrey S. Lyon
Philip S. Weigand

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT

OF REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit Heritage’s financial statements for the year ending December 31, 2011. Although shareholder ratification of the appointment of KPMG LLP is not required by our bylaws or otherwise, our Board of Directors are submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of KPMG LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP. Even if the appointment of KPMG LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with KPMG LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2010. The Committee also reviewed and discussed with KPMG LLP the fees paid, as described below, and determined the fees billed for services was compatible with KPMG LLP maintaining their independence.

A representative of KPMG LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2011.

Audit Fees

The following table sets forth the aggregate fees billed to Heritage by KPMG LLP for professional services rendered for the years ended December 31, 2010 and 2009.

	Years Ended December 31,
	2010	2009
Audit Fees (1)	$654,717	$388,212
Audit-Related Fees (2)	29,338	70,783
Tax Fees	42,600	50,065

Total	$726,655	$509,060

(1)	Audit fees consists of fees paid for the audit of Heritage’s consolidated financial statements in the Form 10-K, audit of Heritage’s statements of assets acquired and liabilities assumed in the Form 8-K/As, and review of financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents and comfort letters. Includes costs associated with the secondary offering of $110,139 and $75,815 as of December 31, 2010 and 2009, respectively.
(2)	Includes costs incurred in relation to the audit of the employee benefit plan.

Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2010, the Audit and Finance Committee approved all, or 100%, of the services provided by KPMG LLP that were designated as audit fees, audit-related fees, tax fees and all other fees as set forth in the table above.

PROPOSAL 5—AMENDMENT OF THE ARTICLES OF INCORPORATION

TO ELIMINATE STAGGERED TERMS FOR DIRECTORS

The Board of Directors has approved, and is submitting to shareholders for approval, an amendment to Section 9.2 of Article 9 of our Articles of Incorporation. If adopted, the amendment would provide that each director shall hold office until the next annual meeting of shareholders following his or her election and until his or her successor is duly elected and qualified, provided that any director who was elected for a three-year term under a prior version of Section 9.2 would continue to hold office for the balance of the term for which he or she was elected and until his or her successor is duly elected and qualified.

The following is the text of Section 9.2 of Article 9 of our Articles of Incorporation, as proposed to be amended:

9.2 Term. The term of each director of the corporation shall be for one year. Each director shall hold office until the next annual meeting of shareholders following his or her election and until his or her successor is duly elected and qualified; provided that any director who was elected for a three-year term under a prior version of this Article 9 shall continue to hold office for the balance of the term for which he or she was elected and until his or her successor is duly elected and qualified.

The proposed amendment to our Articles of Incorporation has been unanimously approved by the Board of Directors for consideration by the shareholders. Heritage is committed to strong corporate governance. Accordingly, the Board considered the various reasons for and against a classified Board, particularly in light of evolving corporate governance practices and investor sentiment, as well as last year’s shareholder proposal to eliminate staggered terms for directors. The Board recognizes that the annual elections of directors is emerging as a “best practice” in the area of corporate governance, as it provides shareholders the opportunity to hold every member of the Board accountable for performance every year. The Board consulted management and Heritage’s outside advisors when it considered the various reasons for and against a classified Board, and has determined that adopting a resolution approving an amendment to Heritage’s Articles of Incorporation that provides for the annual election of all directors is in the best interests of Heritage and its shareholders.

The Board of Directors unanimously recommends that you vote FOR the amendment of the Articles of Incorporation to eliminate staggered terms for directors and require the annual election of all directors.

PROPOSAL 6—SHAREHOLDER PROPOSAL

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado, 80202-2917, telephone number (303) 355-1119, owning 1,600 shares of our common stock, has given notice that he intends to present the following proposal at the annual meeting. The proposal will be voted on only if properly presented at the annual meeting. In accordance with rules of the SEC, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission and we take no responsibility for them. To ensure that readers can easily distinguish between the materials provided by the proponent and the materials provided by Heritage, we have placed a box around materials provided by the proponent.

Shareholder Proposal

RESOLUTION

That the shareholders of HERITAGE FINANCIAL CORPORATION request its Board of Directors to amend our corporate governance documents (by-laws and charter) to provide that Director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested Director elections when the number of Directors nominees exceeds the number of board seats.

STATEMENT

In the 2010 annual meeting, the proponent of this proposal presented a proposal to declassify the three-year terms of directors to one-year terms. This proposal received 4,936,556 votes (57.33% of the vote) despite strong opposition from the board.

The date of the meeting was May 5, 2010 and the deadline for submitting proposals is November 18, 2010. Recently, the corporate secretary told me that the Board had not taken any action to adopt the proposal and it would not be considered until late in November. Appropriately, this proposal is being introduced at this time.

Thirty-nine (39) pages of the last proxy statement discuss compensation of executives and the role of the Board. Why can’t shareholders get a fair share of their time on corporate governance matters?

The proponent believes that had better governance practices affording greater accountability been in place in the past, the downturns in earnings and shareholders’ dividends may not have been reduced so severely.

As only board nominated candidates have appeared on the shareholders’ ballots, a significant vote against a director, or several directors, should be respected by the Board.

General Electric, Motorola, Hewlett-Packard, Home Depot, Gannett, Marathon Oil, Safeway, and many others have adopted this standard and have adopted resignation policies in their bylaws or governance policies to address issues related to the status of director nominees that fail to win election.

The proponent believes the Board of HERITAGE FINANCIAL CORPORATION has failed to adopt sound governance policies that could benefit its shareholders with greater accountability and performance from its Directors.

If you agree, please vote FOR this proposal. If your proxy is unmarked, management will vote your shares against it.

Board of Directors’ Statement in Opposition

The Board of Directors is committed to strong corporate governance and monitors current issues and trends on an ongoing basis. Majority voting in director elections continues to receive attention and has been the subject of public debate. Although a number of companies have adopted this standard in uncontested director elections, the Board believes it is not in the best interests of Heritage or its shareholders at this time to amend Heritage’s Articles of Incorporation and Bylaws to provide for the election of directors in uncontested director elections by a majority of votes cast. The issues raised by majority voting are significant and would introduce risks into Heritage’s effective corporate governance structure while not necessarily improving the Board’s performance or its accountability to shareholders, as suggested by the proponent. In the Board’s view, before this standard can be further considered these issues need to be more fully addressed and clarified.

Heritage uses the plurality vote standard to elect directors, like many other companies. Under this standard, which is the default method of voting under Washington law, nominees who receive the most affirmative votes are elected to the Board. Plurality voting ensures that all open positions are filled at each election. Under majority voting, a “failed election” may occur in an uncontested election where a board nominee does not receive a majority of the votes cast. As a result, the Board could be faced with a potentially large number of vacancies at one time. In addition to losing experienced and knowledgeable directors, such a result could adversely affect Heritage’s ability to comply with applicable NASDAQ or SEC requirements regarding the number of independent directors.

Heritage’s current plurality vote standard and corporate governance structure, accomplish the primary objective of this proposal, allowing shareholders to express dissatisfaction with the Board by withholding votes for certain directors or by proposing nominees to the Board. Importantly, the current plurality vote standard allows Heritage to maintain a stable Board of experienced and knowledgeable directors while evaluating an appropriate response to shareholder dissatisfaction. Moreover, if approved, Proposal 5 in this Proxy Statement would eliminate staggered terms for directors and require the annual election of all directors, giving shareholders a regular opportunity to express any dissatisfaction. Despite the fact that based on the total shares outstanding only 44.46% of our shareholders voted in favor of requiring the annual election of all directors, we have included Proposal 5 in the Proxy Statement as a direct result of the proponent’s proposal in last year’s proxy statement and our shareholders’ response. Your Board of Directors strives to be responsive to all relevant shareholder concerns.

Given Heritage’s strong corporate governance practices, the Board of Directors believes this proposal is unnecessary. The Board maintains a Board Governance and Nominating Committee that is comprised entirely of independent directors. As described under “Meetings and Committees of the Board of Directors and Corporate Governance Matters—Board Governance and Nominating Committee” above, the Committee maintains and applies a robust set of criteria in selecting candidates for election to the Board and considers candidates recommended by shareholders in the same manner as other candidates. This process has resulted in a Board that is comprised of highly qualified directors from diverse backgrounds, a majority of whom are independent under NASDAQ rules. Shareholders have demonstrated their support for the Board of Directors and its nominees, electing each director nominee by a significant majority of the shares voted in elections during the past ten years.

Heritage is a strong company and during these challenging economic times has had stronger capital, better earnings and lower nonperforming assets than most of our peers. We attribute our success to the leadership of our strong Board and management. In 2010, we acquired two banks and opened a new branch office. We also completed a successful public offering of our common stock that raised net proceeds of approximately $54 million, part of which we used to redeem the $24 million in preferred shares we had issued to U.S. Treasury, thereby completing our participation in the Capital Purchase Program. The offering was well-subscribed by institutional investors, who expressed no issues with our corporate governance standards. Although the proponent implies that Heritage does not sufficiently address corporate governance matters, this is not supported by the facts. This Proxy Statement describes many of our policies and procedures and additional governance documents are available on our website at www.hf-wa.com. The proponent also notes the length of the executive compensation disclosure in the Proxy Statement. The length of the executive compensation discussion is not unique to Heritage and is simply due to SEC requirements which were adopted to give additional disclosure to shareholders.

The Board of Directors believes that this is not the right time to adopt a majority voting standard in the election of directors as a result of the uncertainty regarding proxy access. In August 2010, the SEC adopted final rules which would require companies to include in their proxy statements director nominees of shareholders meeting certain eligibility requirements. However, in October 2010, the SEC stayed the effectiveness of the proxy access rules, pending the result of judicial review after a lawsuit was filed challenging the legality of the rules. Accordingly, the Board of Directors believes that it is in the best interests of Heritage and its shareholders to wait until the issues surrounding proxy access have been settled. If shareholders have the opportunity to make their own director nominees, a majority voting standard may be unnecessary. The Board does not believe it would be productive to devote resources to crafting majority voting provisions and going through the process of asking shareholders to consider the provisions when legislation may vitiate the need for a majority vote standard before the SEC’s rules on proxy access are finalized and enacted.

The Board is fully committed to strong corporate governance and it is the Board’s fiduciary duty to act in the best interests of Heritage’s shareholders. In the Board’s view, however, this proposal would not necessarily enhance the ability of shareholders to impact the outcome of director elections, nor would it influence director accountability. The Board therefore does not believe that this proposal is in the best interests of Heritage or its shareholders at this time. The Board will continue to follow the debate about majority voting and monitor developments, and, if appropriate and in the best interests of Heritage’s shareholders, will take further action to maintain its commitment to high standards of corporate governance. At the present time, however, the Board does not believe it would be wise to alter its plurality-based director election process, which we believe has served all shareholders, including the proponent, well to date.

Recommendation of the Board

The Board of Directors recommends that you vote AGAINST the shareholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Heritage’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the year ended December 31, 2010, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with except for two late filings by Mr. Spurling covering two transactions.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 19, 2011. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Board Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Board Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2010 (including financial statements) has been mailed along with this Proxy Statement to all shareholders of record as of March 7, 2011. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement.

A copy of Heritage’s Form 10-K that was filed with the Securities and Exchange Commission on March 4, 2011 will be provided to you without charge if you are a shareholder of Heritage as of March 7, 2011. Please make your written request to Kaylene M. Lahn, Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501.

BY ORDER OF THE BOARD OF DIRECTORS

Kaylene M. Lahn
Secretary

Olympia, Washington

March 18, 2011

REVOCABLE PROXY

HERITAGE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2011

The undersigned hereby appoints Daryl D. Jensen and Donald V. Rhodes, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington, on Wednesday, May 4, 2011, at 10:30 a.m., local time, and at any and all adjournments thereof, as follows:

FOR ALL
	The Heritage Board of Directors recommends that you vote FOR the following		FOR	WITHHELD	EXCEPT
nominees:

1.	Election as director of the nominees listed below for a three-year term (except as marked to the contrary below).		☐	☐	☐

Daryl D. Jensen
Jeffrey S. Lyon
Donald V. Rhodes

INSTRUCTION: To withhold authority to vote
for any individual nominee, mark “For All Except” and
write that nominee’s name in the space provided below.

The Heritage Board of Directors recommends that you vote FOR the following proposal:

			FOR	AGAINST	ABSTAIN
2.	Approval of an advisory (non-binding) vote on executive compensation.		☐	☐	☐

The Heritage Board of Directors recommends that you vote FOR the advisory resolution to have shareholders vote on executive compensation every year.
		1YR	2YRS	3YRS	ABSTAIN
3.	Advisory (non-binding) vote on how often shareholders shall vote on executive compensation — every one, two or three years.	☐	☐	☐	☐

The Heritage Board of Directors recommends that you vote FOR the following proposals:

			FOR	AGAINST	ABSTAIN
4.	Ratification of the appointment of KPMG LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

5.	Amendment of Heritage’s Articles of Incorporation to eliminate staggered terms for directors.		☐	☐	☐

The Heritage Board of Directors recommends that you vote AGAINST the following proposal:

6.	Shareholder proposal regarding majority voting in director elections.		☐	☐	☐

In their discretion, upon such other matters as may properly come before the meeting.

This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR Proposals 2, 4, and 5, FOR “one year” in Proposal 3 and AGAINST Proposal 6. If any other business is presented at such meeting, this proxy will be voted by the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 18, 2011, and the 2010 Annual Report to Shareholders.

Dated: , 2011

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.